[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.36

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) dated July 27, 2016 (the “Effective Date”), is between West Pharmaceutical Services, Inc., a Pennsylvania corporation (“West”), and Dynavax Technologies Corporation, a Delaware corporation (“Customer”).

Customer desires to purchase from West, and West desires to sell to Customer, the items listed on Exhibit A hereto (the “Products”) on the terms and subject to the conditions set forth below.  Accordingly, the parties hereto, intending to be legally bound, agree as follows:

1.Agreement to Sell and Purchase Products.

West will sell to Customer, and Customer will purchase from West, one hundred percent (100%) of Customer’s requirements for the Products (and Customer will not purchase goods manufactured by third parties that are substantially similar to the Products) in accordance with the terms and subject to the conditions of this Agreement, including the Exhibits hereto.  Notwithstanding anything to the contrary, (i) all orders of Products may be submitted to West by Baxter Pharmaceutical Solutions LLC or its affiliates (collectively, “Baxter”) on behalf of Customer, and all orders of Products may be delivered to a Baxter location if so specified in the applicable purchase order, and (ii) all Products may be inspected and used by Baxter on behalf of Customer under this Agreement.

1.1In the event that West is unable to supply Product to Customer in accordance with the terms of this Agreement (including if West provides a proposed delivery date in an order acknowledgment that is greater than [ * ] months, as described in Section 4.1), Customer’s purchase obligation in Section 1.1 above shall be waived until such time as West can recommence the supply of such Product; provided, that Customer will permit West to manufacture any such Products at non-affected West manufacturing plants, subject to such alternate plants’ satisfying the quality and regulatory obligations imposed herein on the affected West manufacturing plants.

2.Term.  This Agreement will commence on the Effective Date and, unless terminated earlier as provided herein, will continue in effect until the fifth anniversary thereof (the “Term”); the Term shall automatically extend by successive two year periods thereafter on the same terms unless either party provides notice to the contrary to the other party not less than two years prior to the end of the then-current Term.

3.Intentionally omitted.

4.Purchase Orders and Forecasts.

4.1Firm orders for Product shall be placed by Customer in writing.  All orders shall specify quantities ordered, and delivery and shipping instructions and such other information as West may reasonably request in order to allow West to fill the order.  The lead time on orders will be established by West in writing at time of order acknowledgement, as described below.  Within ten (10) days of West’s receipt of an order from Customer, West shall deliver to Customer a written order acknowledgment that, among other things, confirms the (i) quantity of Products that West will provide to Customer, and (ii) date of delivery by West of such ordered Products to Customer.  Notwithstanding West’s acceptance of any purchase order, if the date of delivery provided by West exceeds [ * ] months from the date of the purchase order, then Customer has the right to purchase products similar to the Products (in the same

1.

quantity specified in the applicable purchase order submitted to West) from another vendor (unless another West site, whose site and Products are qualified by Customer, can provide the Products in less than or equal to [ * ] months).  West shall deliver ordered Products to Customer by the delivery date specified in the applicable order acknowledgement, subject to the 3 day delivery window set forth in Section 6.

4.2To facilitate timely delivery of Product, West and Customer shall cooperate fully in estimating and scheduling the first order of commercial quantities of Product to be placed by Customer.  Prior to the end of each calendar year during the Term (as defined herein), Customer shall provide West with Customer’s estimate of its quarterly requirements of Product for the next calendar year.  Product shall be delivered only in response to firm Customer purchase orders indicating exact quantities ordered and requested delivery dates.

5.Delivery and Payment Terms.

5.1Payment terms are net thirty (30) days from date of receipt of delivery and invoice.  West may charge Customer a late payment fee equal to one and one-half percent (1.5%) of any undisputed and unpaid amounts each month (or part thereof) such payment is late.

5.2Pro rata payments will become due as shipments are made, including multiple shipments on a single order.  If shipments are delayed by Customer for any reason, payments will become due from the date on which West is prepared to make shipment and storage shall be at Customer’s risk and expense as provided in Section 8 hereof.  If manufacture is delayed by Customer for any reason, a partial payment based upon the proportion of the order completed will become due from the date on which West is notified of the delay.

5.3Product prices from West facilities located in the United States do not include pallet charges, which are separately chargeable at then-current fees.  Pallet sizes and their associated fees (applicable during 2016) are as follows:

SUMMARY – PALLETS / MISC. PACKAGING	[ * ] PRICE/EA
40 X 48 PLASTIC PALLET (Upped / Non-lipped)	[ * ]
31.6 X 47.26 inches EURO PALLET-KEARNEY	[ * ]
48 x 44 - 4 WAY HEAT TREATED PALLET	[ * ]
48 x 44 - 2 WAY HEAT TREATED PALLET	[ * ]
29 x 29 - 2 WAY WING HEAT TREATED PALLET	[ * ]
48 x 40 - 4 WAY HEAT TREATED GMA	[ * ]
62 x 40 - 4 WAY HEAT TREATED PALLET	[ * ]
43 x 48 - 4 WAY HEAT TREATED PALLET	[ * ]
8 X 8 x 10” PALLET CONE (Including Yellow)	[ * ]
PALLET SLEEVE	[ * ]

Pallet Prices above include add’l cost for cornerboards (mandatory requirement)

6.Delivery: Risk of Loss.  All sales are EXW Origin (Incoterms 2010).  Shipping dates are estimates only, which are not guaranteed and are based upon prompt receipt from Customer of all necessary shipping and other information.  West shall endeavor to effect deliveries within +/-3 days of the acknowledged delivery date.  Delivery of ten percent (10%) more or less than the quantity specified shall

2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

constitute fulfillment of the order.  West reserves the right to make delivery in installments within the 3 day delivery window of the delivery date set forth in the applicable order acknowledgment, unless Customer consents to receiving certain specified installments outside of such period, which installments shall be separately invoiced and paid for by Customer when due per invoice, without regard to subsequent deliveries.

7.Inspection.  Customer will examine each shipment upon its arrival at the specified destination and will promptly notify West of any shortage, loss or damage apparent under reasonable visual examination.  Failure by Customer to notify West within sixty (60) days of the date of arrival at the specified destination will constitute a waiver of all claims for such shortage, loss, or damage.  If Customer discovers that a Product has a latent defect, then Customer shall notify West within sixty (60) days of Customer’s discovery of such latent defect.  Claims for loss or damage to Product in transit by common carrier must be made to the carrier and not to West.

8.Storage.  If Products are not shipped within thirty (30) days after notification has been made to Customer that they are ready for shipping for any reason beyond West’s control, including Customer’s failure to give shipping instructions, West may store the Products at Customer’s risk and expense in a warehouse or upon West’s premises, and Customer will promptly pay all handling, transportation and storage expenses at the prevailing commercial rates following West’s submission of invoices for such amounts.

9.Representations, Warranties and Covenants of West.  West represents, warrants and covenants to Customer as follows:

9.1West has, will maintain and will comply with, all permits, licenses and other authorizations that are required under all federal, state and local laws, rules and regulations applicable to West’s obligations under this Agreement.

9.2West and any West personnel performing hereunder have not been, and will not use the services of any person or entity in any capacity in the performance of this Agreement, currently or ever debarred under 21 U.S.C. §335a or convicted of a felony for conduct relating to the regulation or handling of any drug product.  West shall notify Customer immediately if, during the term of this Agreement, West or any West personnel come under investigation by the U.S. Food & Drug Administration (the “FDA”) for debarment or disqualification or are debarred or disqualified.  West shall notify Customer within one business day if the FDA or any other regulatory authority requests permission to or does inspect West’s records in connection with the services and Products provided under this Agreement, and West will deliver to Customer promptly all materials, correspondence, statements, forms, and records that West receives, obtains, or generates pursuant to any such inspection or communication with regulatory authorities.  West agrees that during an inspection by the FDA or other regulatory authority concerning the Products, it will not disclose information and materials that are not required to be disclosed to such agency without the prior consent of Customer, which consent shall not be unreasonably withheld.

9.3To the best of West’s knowledge, the Products and West’s manufacture of Products in the performance of this Agreement will not infringe upon the intellectual property or other rights of any third party.

9.4Title to all Products provided to Customer hereunder shall pass to Customer free and clear of any security interest, lien or other encumbrance, excepting those arising by or through Customer.

3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.5West shall comply with the terms and conditions of that certain Supplier Quality Agreement effective as of January 15, 2015, between Customer and West, as amended, supplemented or replaced from time to time, applicable to the manufacture of the Products and attached hereto as Exhibit B.

10.Insurance.  Until payment in full of the purchase price, Customer shall maintain insurance covering all Products sold by West to Customer in such amounts and against such risks as is customary by companies engaged in the same or similar business and similarly located, and shall, upon West’s request, furnish evidence of such insurance satisfactory to West.

11.Order Cancellations.  Orders are not subject to cancellation, change, reduction in amount or suspension of deliveries, except with West’s written consent and subject to West’s associated, documented and reasonable fees, which consent shall not be unreasonably withheld, delayed or conditioned and which fees shall be agreed upon by the parties before any modification to such order.  Customer may elect to cancel a particular delivery of Product if West fails to deliver the Product as agreed or upon West’s notice to Customer of West’s inability to meet agreed-upon lead times; provided, that the foregoing shall not apply during a force majeure event.

12.Force Majeure.  Neither party assumes responsibility for any loss or damage occurring by reason of any delay or inability to perform its obligations hereunder or deliver caused by fires, strikes, accident, delays of common carriers or from any other cause which is unavoidable or beyond the applicable party’s reasonable control and without the fault or negligence of such party.  Should any of such events occur, the applicable party shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.  Notwithstanding the foregoing, West, at its option, may cancel Customer’s order with respect to any undelivered goods or extend the delivery date for a period equal to the time lost because of such delay.  If West elects to so cancel the order due to a force majeure event, West will be released from all liability for failure to deliver Products subject to the order in question.  If shipping or progress of the work is delayed or interrupted by Customer directly or indirectly, Customer will pay West for all resulting additional charges.  If West is not able to fulfill an order by Customer of Products, in whole or in part, as a result of a force majeure event, then during and after such force majeure event West shall not treat Customer less favorably in supplying Products to Customer as compared to West supplying products to West’s other customers.

13.Warranties; Remedies and Limitations of Liability.

13.1Product Warranty.  West represents to Customer that as of the date of shipment, the Products shall conform to any specifications specifically agreed to in writing by West and Customer; provided, that in the absence of such mutually agreed-to specifications for any Product, West represents to Customer that as of the date of shipment, that Product shall conform the applicable West global master specification (collectively, the “Product Specifications”).  Customer acknowledges and agrees that all Products are sold only on the basis that it is the sole responsibility and duty of Customer to evaluate and test the Products, assure that the Products are fit for the uses and purposes for which Customer intends to use them, and are compatible with Customer’s particular product and its processing and packaging methods.  Customer assumes all risks whatsoever as to the result of the use of the Products, whether used singly or in combination with other goods or substances.  THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. West’s warranty runs solely to Customer.

4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.2Remedies of Seller.  West will replace any of the Products shown to be nonconforming to the Product Specifications or, at Customer’s option, provide Customer with a credit for the amount paid for the nonconforming Products, provided Customer provides timely notification, as per Section 7.  Purportedly nonconforming Products shall not be returned without West’s prior written approval.  West may request that Customer destroy nonconforming Products, such destruction to be certified in writing by an appropriate officer of Customer.  THE PROVISIONS OF THIS SECTION 13 SET FORTH CUSTOMER’S EXCLUSIVE REMEDY AND WEST’S SOLE LIABILITY ON ANY CLAIM RELATING TO PRODUCT DEFECT OR NONCONFORMANCE, WHETHER IN TORT, CONTRACT, OR WARRANTY ARISING OUT OF THIS CONTRACT. IN NO EVENT SHALL WEST BE LIABLE FOR INDEMNIFICATION OF CUSTOMER ON ACCOUNT OF ANY SUCH CLAIM ASSERTED AGAINST CUSTOMER OR FOR ANY OTHER FURTHER DAMAGE, COST, EXPENSE OR LIABILITY OF ANY KIND WHATSOEVER, WHETHER DIRECT OR INDIRECT, INCLUDING WITHOUT LIMITATION, INCIDENTAL, PUNITIVE, EXEMPLARY AND/OR CONSEQUENTIAL DAMAGES TO CUSTOMER OR ITS CUSTOMERS ARISING FROM ANY DEFECT IN MATERIALS OR WORKMANSHIP OR DELAY IN PERFORMANCE OR DELIVERY, even if West has been advised of the possibility of such damages.

13.3Limitations of Liability.  Customer agrees that no claims arising out of the performance or non-performance of any of the terms and conditions of this Agreement for the sale of Product shall be valid against West unless commenced within [ * ] of delivery of the particular Product.  In no event shall West’s aggregate liability hereunder exceed the amount charged by West for any applicable nonconforming Product.  Nothing herein contained shall be construed to limit the time for commencement of an action by West to recover all or any part of the purchase price.

14.Price and Price Adjustments.  Initial Product prices are set forth on Exhibit A hereto, which shall be firm through [ * ].  Thereafter, the prices set forth in this Agreement shall be adjusted by the percentage increase in the United States Producer Price Index (the “PPI Index”) for “Processed Materials (Other)” issued by the U.S. Bureau of Labor Statistics (Ref. Series ID WPSID69111).  Such adjustments shall be made annually on each subsequent anniversary of this Agreement during the Term by comparing the average change in the PPI Index each month over the twelve month period ending the preceding September 30 against the average change in the PPI Index each month over the immediately preceding twelve month period.

15.Drawings and Tooling.

15.1All specifications, Product Specifications, drawings, design, data, information, ideas, methods, patterns, and/or inventions made, conceived, developed, or acquired by West in connection with procuring and/or executing Customer’s order will vest in and inure to West’s sole benefit notwithstanding any charges therefor which may have been or may be imposed by West.

15.2Tooling (including molds and dies) designed or fabricated by West will not be returned to Customer under any circumstances.  Tooling supplied by Customer will be returned only with West’s prior consent and will be shipped EXW (INCOTERMS 2010) West’s plant and subject to normal packing charges.  All tooling shall be subject to West’s tooling program in effect as of the date of most recent sale of Products hereunder and associated fees.

16.Confidentiality.  As used in this Agreement, the term “Confidential Information” means (i) information, specifications, know-how, materials, data, and other communications relating to the supply of Products which are disclosed or provided by one party to the other (including all reports and data created as a result thereof), whether in oral, written, or in any electronic or other tangible form and

5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) any information from whatever source supplied to or obtained by Customer concerning the trade secrets, customer business associations, transactions, financial arrangements and technical or commercial affairs of West, whether or not such information is related to the supply of Products.  Confidential Information includes, without limitation, all portions of analyses, studies and other documents containing any of the foregoing.

16.1Each party will keep all of the other party’s Confidential Information confidential and will not use such Confidential Information for its own purposes or for the benefit of any third person.  Without the prior written consent of the other party, neither party will analyze, have analyzed, or otherwise attempt to determine the composition or structure of any samples, nor disclose any of the other party’s Confidential Information to any third party other than its employees strictly on a need-to-know basis or to its attorneys, accountants or consultants who are bound by confidentiality obligations no less stringent than the confidentiality obligations hereunder.

16.2All written disclosures of information considered to be Confidential Information by the disclosing party shall bear the notation “Confidential” or a similar notation.  All non-written disclosures of Confidential Information shall be confirmed by the disclosing party in writing as being confidential within thirty (30) days following the non-written disclosure, unless a reasonable person would ordinarily assume such non-written disclosure to be of a confidential nature.  The written confirmation shall identify the particular Confidential Information, state that it is considered confidential, and shall be addressed to the persons who received such non-written disclosures.

16.3Each employee or agent of the recipient party who receives any non-written disclosures of the other party’s Confidential Information shall first be informed that the Confidential Information is confidential; provided, that no such disclosure shall be permitted unless such person has first executed a written agreement containing a confidentiality obligation no less stringent than this Section.  Each party shall ensure that the other party’s Confidential Information is not used or disclosed in any manner except to perform the recipient party’s obligations hereunder and as permitted by this Agreement and shall indemnify the other for any breach of this Agreement by itself, its employees, and any other party that receives, has access to, discloses, or otherwise comes into contact with such Confidential Information through the action or inaction of said party hereto.

16.4All Confidential Information disclosed by the disclosing party shall remain the property of the disclosing party, except for analyses, studies, or other documents prepared for the benefit of the recipient party.  Upon the written request of the disclosing party: (a) all tangible Confidential Information (including all copies thereof), except analyses, studies, and other documents prepared for the benefit of the recipient party, shall be promptly returned to the disclosing party; (b) to the extent any analyses, studies, and other documents prepared for the benefit of the recipient party (including all copies thereof) contain Confidential Information, such Confidential Information shall be redacted or deleted therefrom, or such analyses, studies, and other documents shall be destroyed; and, (c) to the extent the receiving party has otherwise incorporated or used Confidential Information in any other manner, such Confidential Information shall be deleted, redacted, or destroyed in its entirety.

16.5The obligations of confidentiality and non-use set forth in this Section shall not apply to any portion of the Confidential Information which:

(a)legitimately and through no other breach of any confidentiality obligation is or becomes available to the general public other than through the act or default of the recipient or its agents;

6.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)is obtained by the recipient party from a third party who is rightfully in possession of the Confidential Information and does not violate any obligation of confidentiality or non-use by disclosing such Confidential Information;

(c)is in the recipient party’s possession and is not subject to any confidentiality obligation prior to disclosure by the disclosing party;

(d)is independently developed by the recipient party without use of or access to the Confidential Information; or

(e)is disclosed by the recipient party pursuant to a requirement of law, provided that the recipient party has complied with the provisions of paragraph 15.7 below.

16.6If the recipient of Confidential Information is requested or required by any legal process (such as deposition, interrogatories, requests for information, documents or admissions, subpoenas, or the like) to disclose any Confidential Information, the recipient party will promptly notify the disclosing party; however, the recipient party shall not disclose Confidential Information unless required to do so.  The disclosing party may seek an appropriate protective order and/or waive the recipient party’s obligation to comply with this Agreement.  The recipient party will reasonably cooperate with all efforts to obtain any such order or other remedy at the disclosing party’s expense.  If no protective order is obtained and the recipient party has not received a waiver hereunder before one (1) business day prior to the time the recipient party must disclose Confidential Information or else stand liable for contempt or suffer other sanction or penalty, the recipient party may disclose the applicable Confidential Information to the minimum extent legally required; provided, the recipient party shall use commercially reasonable efforts to have such disclosed Confidential Information treated as confidential.

16.7Specific information disclosed as part of Confidential Information shall not be considered available to the general public, in the public domain, or in the prior possession of the recipient party merely because it is embraced by more general information available to the general public or in the prior possession of the recipient.

16.8The parties recognize and acknowledge the competitive value and confidential nature of the other’s Confidential Information and the irreparable damage that could result if Confidential information is disclosed in violation of this Agreement.  Either party may unilaterally institute appropriate proceedings to enforce its rights hereunder.  The parties acknowledge and agree that money damages would be an insufficient remedy for any violation of this Section 16 and, accordingly, either party shall be entitled, in addition to any monetary damages, to specific performance and injunctive relief as remedies for any violation by the other.  These remedies shall not be exclusive but shall be in addition to all other remedies available at law or in equity.

16.9The obligations as to confidentiality and non-use contained in this Section shall survive for five (5) years from any termination of this Agreement.

17.Default and Termination.

17.1Either party has the right to terminate this Agreement upon material breach by the other party upon thirty (30) days’ notice if such breach is not cured within such 30-day period.  Such notice will specify in reasonable detail the material breach that is the basis upon which this Agreement is to be terminated.  If by its nature such breach cannot be cured within such 30-day period and the breaching party is proceeding diligently to effect a cure of such breach, then this Agreement may not be terminated

7.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

for an additional 30 days or until such time as the breaching party ceases to effect a cure, whichever is shorter.

17.2This Agreement may be terminated by either party on immediate written notice in the event that the other party becomes insolvent, bankrupt, makes an assignment for the benefit of creditors, or otherwise becomes subject to a plan of reorganization.

17.3Sections 5, 12, 15 and 16 shall survive any termination of this Agreement.

18.Compliance with Laws.  West shall comply with all applicable State and federal laws and regulations in the performance of its obligations hereunder, including without limitation the manufacture and delivery of Product, including but not limited to the US Food, Drug and Cosmetic Act.

19.Miscellaneous.

19.1Limitation of End Usage.  Notwithstanding any other provision of this Agreement, Customer acknowledges and agrees that Products shall be used for the production of pre-filled syringes of Customer’s HEPLISAV-B™ product and not any other end usage without the prior written consent of West, which West may withhold in its sole and absolute discretion.  Customer shall not re-sell or further distribute Products except as they are incorporated into Customer’s products as contemplated herein.

19.2Conflicting Documents.  Terms or conditions contained in any purchase orders, invoices, sales receipts, shipping documents, forms, billing documents or other similar documents issued by either party hereto to the other shall be without force or effect, and no amendment or alteration to this Agreement shall be effective unless it is in writing and executed by both parties.

19.3Assignment.  Except in the event of a purchase, merger, or consolidation of all, or substantially all, of the assets of a party hereto, neither this Agreement nor any of the rights hereunder may be assigned by either party hereto except with the prior written consent of the other party, and any purported assignment to the contrary shall be void.

19.4Notices.  All notices, requests, consents, and other communications required or permitted under this Agreement shall be in writing and shall be hand-delivered (with delivery effective on the date of delivery), mailed by postage prepaid registered or certified mail, return receipt requested (with delivery effective on the date said receipt is acknowledged), sent by a nationally-recognized guaranteed overnight delivery service (with delivery effective on the date of delivery), or sent by facsimile transmission (with delivery effective on the date of transmission), and addressed to:

If to Customer:

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Attn: Vice President, Operations and Quality

Telecopier Number:  (510) 848-1327

with a copy to:

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

8.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Berkeley, CA 94710

Attn: General Counsel

Telecopier Number:  (510) 848-1327

If to West:

West Pharmaceutical Services, Inc.

530 Herman O. West Drive

Exton, Pennsylvania 19341

Attn: VP & GM, Global Biologics

with a copy to:

West Pharmaceutical Services, Inc.

530 Herman O. West Drive

Exton, Pennsylvania 19341

Attn: General Counsel

or to such other place and with such copies as either party may designate by notice to the other party in the manner prescribed above.

19.5Taxes.  All tax liability directly or indirectly arising out of this Agreement (including, without limitation, all VAT, occupational, sales, use, gross income or other taxes, and import and export duties levied by any governmental body), except federal and State income and employment taxes imposed upon West, shall be paid by Customer either directly or by reimbursement to West, as appropriate.

19.6Applicable Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, regardless of the laws governing the principles of conflicts of laws applicable thereto.

19.7Severability.  If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

19.8Waiver.  Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by a party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

19.9Independent Contractor Status.  The relationship of West and Customer established by this Agreement is that of independent contractors.  Nothing contained in this Agreement shall be construed to constitute West or Customer as a partner, agent, or joint venturer with the other party or as a participant in a joint or common undertaking with the other party.

19.10Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but together shall constitute a single Agreement.

19.11Headings.  The paragraph headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

9.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

19.12Entire Agreement.  This Agreement and the Exhibits attached hereto, which are incorporated herein by reference, constitute the entire agreement between the parties concerning the subject matter contained in this Agreement and supersedes all written or oral prior agreements or understandings with respect thereto.  No course of dealing, usage of trade or course of performance will be relevant to explain or supplement any of these terms and conditions.  No variation or modification of any of the terms or exhibits of this Agreement or any waiver of the terms of provisions hereof shall be valid unless in writing and signed by an authorized representative of each party.

10.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the parties hereto have caused their duly authorized officers to execute this Agreement.

Dynavax Technologies CorporationWest Pharmaceutical Services, Inc.

By: /s/ Kenneth WieheBy: /s/ William Federici

Name: Kenneth WieheName: William Federici

Title: Sr. Director, Supply ChainTitle: Chief Financial Officer

11.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

PRICING EXHIBIT

PRICE MASTER EFFECTIVE THRU DECEMBER 31, 2017
CUST. ITEM #	ITEM #	ITEM DESCRIPTION	QTY (000)	PRICE	QTY (000)	PRICE	QTY (000)	PRICE
10149685	10149685	ART 2345 4432/50GY B2-40 WESTARRU/SP01	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Quality Agreement Dynavax- Rev 1Page 12 of 20

168803642 v1

Exhibit B

SUPPLIER QUALITY AGREEMENT

Between

Dynavax Technologies Corporation

And

West Pharmaceutical Services, Inc.

Supply of

Stopper [ * ]

1.INTRODUCTION

In an effort to improve customer relations and to support continuous improvement as a supplier between West Pharmaceutical Services, Inc. (“West”) and Dynavax Technologies Corporation (“Dynavax”), this Quality Agreement (this “Agreement”) has been developed to define the conditions to be fulfilled by West as a molded component and packaging supplier to Dynavax.  This Agreement will also provide assurance that West will comply with appropriate Dynavax quality assurance requirements.  This Agreement shall be executed by authorized representatives of Dynavax and West.  The criteria listed below are considered conditions of business and critical success parameters, which are predicates to a mutually beneficial supply relationship.

2.Amendments to Agreement

This Quality Agreement may be amended as needed by the written approval of both Parties.  The Parties shall amend those terms of the Agreement as necessary to meet any regulatory requirement of applicable regulatory agencies.

If amendment(s) to the Agreement are proposed to be made, Dynavax and West will circulate the proposed revised document to the Quality Assurance at Dynavax and the Quality Assurance at West for review and internal approval as well as such other review and approval as West and Dynavax may determine necessary or advisable.  Both Parties, in writing, must approve such amendment.

Each Party may change its own Contact and Responsibility by written letter delivered to the other Party.

3.Other Agreements

This Quality Agreement shall be in addition to any other agreements between the Parties governing the obligations of confidentiality and non-disclosure as to confidential information.  If there are any inconsistencies between the terms of this Quality Agreement and these other agreements, the provisions of Quality agreement shall control for the quality related items, the supply agreement will control for all business, financial and all other matters.

4.Term of Agreement

This Agreement shall commence on the Effective Date and shall remain in effect unless terminated by a Party with six (6) months’ prior written notice to the other Party, or expiration of supply agreement except for provisions which, by their nature, are intended to survive.

13.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.Assignment

Neither Party shall have the right to assign any or all of its rights or obligations under this Agreement without the other Party’s prior written consent which shall not be unreasonably withheld.  Notwithstanding the foregoing, such other Party’s consent shall not be required in connection with a merger, consolidation, or a sale of all or substantially all of the assets of the first Party or the subject matter of this Agreement to another Party, provided, however that written notice of such transaction is provided to the other Party.

6.Choice of Law: Jurisdiction

This Agreement shall be construed and the relationship between the Parties determined in accordance with the laws in the State of Delaware, United States of America, without regard to the conflicts of law principals thereof.  Any and all disputes between the Parties arising out of or related to this Agreement shall be heard in the state and federal courts located in the State of Delaware and the parties hereby consent and submit to the jurisdiction of such courts.

7.Survival Clause

Except as otherwise agreed in writing by the Parties, all regulatory obligations contained herein required of Dynavax and West shall survive termination of this Agreement with respect to the Products sold by West to Dynavax prior to such termination for the purpose of making End Products.

8.Quality System

West shall establish, document, and maintain an internal quality assessment and measurement system as a means of verifying that the Stoppers [ * ] sold by West to Dynavax (the “Product”) conform to specified requirements.  West’s quality system shall take into consideration the following activities and conditions, as appropriate, in meeting the specified requirements for identified products and related manufacturing processes:

Facilities

West shall provide and maintain facilities to manufacture, pack, store, test and distribute Products conforming to the specified requirements.  The facilities and operating environments will not adversely affect the quality of the Product.

West will produce the Product at the Jersey Shore, PA site, which has its primary location at 347 Oliver Street, Jersey Shore, PA 17740.  The floor plan of the manufacturing area and corresponding room classification is available for review during annual audit of the facility.

Equipment

West shall provide and maintain suitable production and quality control equipment that may be needed to achieve full compliance of Products with the applicable regulatory requirements.

Personnel

West shall provide adequate resources, including the assignment of competent and trained personnel, in order to enable it to manufacture the requested quantities of Product.

14.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Materials

West shall establish, monitor, and use a quality system that will verify that incoming raw materials conform to West specifications.

The ISO 9001 and ISO 14000 series, as applicable, are guides to the development, implementation, and monitoring of such a quality system.  This includes ISO 15378: Quality Management systems-Primary packaging materials for medicinal products-Particular requirements for the application of ISO 9001:2008, in accordance with cGMP.

West will give special attention to the efficacy of all procedures in order to verify that Product identity and labeling, shipping configuration requirements, and purity of materials supplied to Dynavax (e.g. contamination or mix-up prevention) are in accordance with the Product specifications.

9.Design and Development, Regulatory Support

West will establish and use a system of Product and process design and development in order to verify that Product meet their specified requirements.

West commits to provide a timely DMF submission to the U.S. FDA and the Canadian Health Protectorate, if required, and will provide an appropriate letter of authorization to reference the applicable DMF upon request.

West supports Dynavax with applicable documentation for their submission in Europe.

When requested, West will supply other data (e.g. CONEG compliance, European directive 94/62/EC) required by regulatory agencies to support regulatory filing.

West will adhere to all relevant regulatory requirements (e.g. DMF-updates) and send Dynavax revisions of any controlled documents previously supplied.

10.Process and Product Quality Documentation

West agrees to document:

•	All process steps that affect Product quality.
•	All quality control activities needed to demonstrate conformance to specified requirements.
•	All activities demonstrating the effective operation of the quality system.

West agrees to assign an internal unique lot number to any discrete quantity of Product produced in such a way that it can be considered homogeneous and having the same quality characteristics.  If requested, the forma and rationale of the internal numbering system is to be communicated to Dynavax.  In cases where the material is made following a continuous process, West agrees to refer to a set of test results being most representatives for the period the Product provided is produced.

West will retain all documents with lot specific information (e.g. process run, equipment used, raw materials used, line clearance certification, environmental control data (where applicable), utility monitoring results, release testing results, etc.) for a minimum of seven (7) years from date of

15.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

manufacturing.  In addition, West will retain a sufficient identified sample quantity for retesting, for a minimum period corresponding to the Use-by-Date.

11.Documentation Retrieval System

West recognizes that in certain circumstances Dynavax may have special documentation needs.  West will make ourselves available to support this based upon adequate prior notice.  West will also attempt to support any emergency situation that may arise based upon the urgency established by the authorities.  West will endeavor to complete all such activities on a timely basis, starting when Dynavax provides West with all of the relevant information needed to initiate such an activity.

West agrees to make all applicable process and QC/QA documents relating to all supplied Product lots, available for review on reasonable notice during normal business hours.

12.Manufacturing Process and Site Specificity

West will not change the materials (composition and characteristics) of Product as specified in the applicable specification documents or change the process or critical process parameters without first notifying Dynavax, subject to West’s customer change notification policy (attached hereto as Attachment - 3).

In the absence of an agreed to customer-specific specification, West will utilize the latest revision of West documents for:

•	Global Specification for Westar®RU Elastomers (Attachment 2)

Dynavax may re-qualify Product and re-audit the site in case of arty significant change.

13.Packaging:

For Part # [ * ] — Special Packaging:

•	PRIMARY BAG: 5,000 PCS PER STERILIZABLEBAG (XD3 Enhanced) HEAT SEALED WITH LABEL
•	SECONDARY BAG: STERILIZABLEBAG HEAT SEALED WITH LABEL
•	TERTIARY BAG: Polyethylene bag — PARTIAL VACUUM AND HEAT SEALED
•	10,000 PCS PACKAGED IN PLASTIC CARTON

14.Disposition of Non-conforming Product and Continuity of Supply

In case of non-conforming Product, West agrees to perform a full investigation including root cause identification and corrective and preventative actions and supply a complete response to Dynavax within a 30 days from receipt of the initial notification with all information necessary for the investigation.  Appropriate samples and information must be supplied by Dynavax in order to allow West to conduct an adequate investigation and should be presented to West prior to the commencement of the Product Discrepancy Report (PDR).

Dynavax will be contacted on the final disposition of the material and a Return Goods Authorization Number (RGA) will be issued by West should product return be necessary.

16.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Reasonable efforts will be made by West in an effort to replace the material in a timely fashion.

15.Technical Assistance

West will investigate any claim or notice presented pertaining to the Product supplied.  In addition, West will address within a reasonable period of time all technical issues brought to its attention.  West will periodically update Dynavax regarding its investigation of ongoing technical reviews.  West will assign appropriate-level technical service staff to address any Product nonconformities and/or process deficiencies.

16.Supplier Quality Audits and Frequency

Dynavax may perform quality audits at West sites annually for a maximum of one day and on a mutually approved date.  West will permit Dynavax to conduct “For Cause” audits to address significant product quality of safety problems as discovered through Product failure or recurrent complaints.  All quality audits shall be scheduled in advance on reasonable notice and take place during normal business hours, unless circumstances warrant otherwise.

17.Quality Responsibilities

1	Compliance Requirements	Dynavax	West
1.01	Follow procedures and/or documented training regarding its internal quality system procedures.		X
1.02	Use standards or guidances, such as ISO, EU GMPs, and cGMP as references to the extent applicable to Products.		X
1.03	Manufacture Product in adherence to the WEST Specifications.		X
1.04	Manufacture the Product in adherence to the applicable Technical Document or Drug Master File.		X
1.05	Operate in compliance with applicable environmental, occupational health and safety laws and regulations.		X
1.06	Notify other Party of requests for information from regulatory agencies which are related to Dynavax’s application and the Product sold by West to Dynavax.	X	X
1.07	Maintain a quality unit that fulfills both quality assurance and quality control functions.	X	X
1.08

Involve its quality unit in all quality related matters and have them review and approve all quality related documents such as Change notification, Regulatory audit observation/response, Recall notification, adverse event, post release discrepancy related to Dynavax application with Product as applicable.

		X	X

17.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2	Right to Audit
2.01

Have the right to audit WEST’s facilities and systems, as they relate to the manufacture of Product, at annually agreed upon times, subject to appropriate confidentiality agreements, agendas and other customary WEST policies and restrictions.

X
2.02

During audits properly conducted as described above have right to review of documents to assure continued adherence to the Specifications, and other applicable requirements agreed by the Parties related to Product.

X
2.03

Issue WEST a confidential audit report summarizing audit observations, this audit report shall not be disclosed by Dynavax to any third party without the prior express written consent of WEST and shall be used by Dynavax solely in connection with the supply of Product by WEST to Dynavax.

X
2.04	Issue responses to all requests for action contained in the above delivered audit report in writing to Dynavax Quality Assurance within 30 days from receipt of audit report.		X
3	Inspections and Exchanges
3.01

Notify Dynavax of any significant issue within 2 working days of a Regulatory Authority observation if it relates to a WEST facility or to the Product but only to the extent each of them relates to Dynavax’s End Product.

3.02

Provide Dynavax, by facsimile a redacted copy or electronically, within 3 working days of notification of correspondence from a Regulatory Authority if it relates to both Product and Dynavax’s application.

X
3.03

Provide a copy of the Regulatory inspection report, or regulatory compliance observation and response to the extent it relates to both Product and Dynavax’s application, edited to exclude WEST proprietary information, and allow Dynavax to comment on WEST’s written response (if any) relative to such above matters.

X
4	Complaints
4.01

Have written procedures in place to document and investigate all quality related complaints. Assist in investigations as requested by Dynavax for complaints associated with Products and Dynavax end product.

		X	X

18.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.02

Retain complaint investigation records in respect of Products and evaluate trends and severity. Implement corrective actions with respect thereto as each Party determines to be necessary for its product.

		X	X
4.03	Provide appropriate information related to complaints (included, if available, complaint samples) within one week.	X
5	Animal Derived Materials
5.01	When requested by Dynavax in writing, WEST will supply relevant information/statement to Dynavax on animal derived material content in Product necessary for a TSE/BSE risk assessment.		X
6	Validation/Qualification
6.01

Have a written master validation/qualification plan for the manufacturing process, cleaning procedures, analytical procedures and equipment, in process control tests and computerized systems approved by the quality unit in respect of Products.

X
6.02	Maintain validation/qualification documentation approved by the quality unit, including protocols, and reports in respect of Products.		X
6.03

Qualify as necessary all critical systems and equipment used for the manufacture and control of Product (Installation Qualification (IQ), Operational Qualification (OQ), and/or Performance Qualification (PQ)).

6.04

Evaluate, through appropriate stability studies and otherwise, the appropriateness of the Product for its use with its compounds and other materials comprising part of Dynavax’s processes, components and products, and for validating the Product with respect to all such materials, compounds and processes

X
7	Documentation and Records
7.01	Have a system to control quality documents with respect to Products and establish retention periods of such documents.	X	X
7.02	Have written procedures for the review, approval, and retention of production documentation with respect to Products.	X	X
7.03	Maintain a document control system for (1) WEST Specifications, (2) raw materials and (3) other materials defined by West, in each case that affects Product quality.
7.04	Provide a Certificate of Compliance (COC) and CofA for each lot of Product shipped to Dynavax with results of particles, B2-level, biological indicators and Bacterial endotoxin.		X
8	Regulatory Submissions

19.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.01	Notify WEST if WEST or the Product will be named in any governmental filing submitted by Dynavax, prior to such filing being made.	X
8.02	Maintain required Drug Master File and Regulatory applications in accordance with the regulations of the applicable regulatory authority.		X
8.03

Subject to WEST appropriate confidentiality protection, provide Letters of Authorization (LOA) to Dynavax, upon written request by Dynavax, to permit cross-reference to WEST’s Product Drug Master File for U.S., Canada and Australia and EU Technical Document for inclusion in Dynavax’s Drug Product application.

X
9	Change Control
9.01

Have established written procedures for control of changes impacting the Product including but not limited to manufacturing components or process, Product specifications, test methods, suppliers, and subcontractors. Include in procedures the process and criteria for customer notification and approval.

X
9.02

Follow such written procedures so as to notify Dynavax of intent to make changes that impact the identity, Specification, regulatory status, or validation prior to implementation to allow time for Dynavax to assess the change, all in the manner and to the extent provided in the procedures described in Section 9.01 and per Attachment 3. Major changes as per West definition in Attachment 3 require prior approval from Dynavax Technologies prior to implementation.  This approval must not be unreasonably withheld by Dynavax.

		X	X
9.03

Issue to Dynavax a written evaluation of the notified change to determine the impact on Product quality and validation in the manner and to the extent provided in the procedures described in Section 9.01.

X
9.04	Have changes to WEST Specifications reviewed and approved by the appropriate WEST’s organizational and quality unit.		X
10	Deviations
10.01	Have procedures for managing deviations that occur during the manufacture and testing of the Product.		X
10.02	Assist Dynavax to complete material investigations for deviations from WEST Specifications found in Product at receipt (i.e. corrective actions)		X

20.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.03	Notify Dynavax of major or critical deviation which were discovered after the release of the batch associated with already shipped Product batch within 2 working days after discovery.	X
11	Reprocessing
11.01	No rework out of validated process of the Product is allowed for Dynavax product.	X
12	Production and In Process Controls, Packaging and Labeling
12.01	Procure from WEST approved vendors, test, and release raw materials, packaging and if applicable labeling used in manufactured Product.	X
12.02	Establish and document specifications for raw materials, packaging materials and other materials as and to the extent set forth in the WEST Specifications.	X
12.03	Manufacture Product following processes designed to prevent contamination by other material and in accordance with the WEST Specifications.	X
12.05	Label Product to include: identifying code, lot number, and quantity of contents, Manufacturing Date, Expiration Date	X
12.06	Maintain procedures for release of Product by the Quality Unit.	X
13	Storage and Distribution
13.01	Maintain storage facilities for Product and ensure that during storage and before shipping of the Product appropriate GMP controls are in place to prevent interference.	X
13.02	Have systems for controlling quarantined, rejected or recalled Product. Segregate rejected or recalled Product.	X
13.03

Qualify packaging for shipment of Product. Only released Product is made available for the shipment to location designated by Dynavax. Product samples required for testing may be shipped prior to release of the product.

X
14	Laboratory Controls in place at WEST laboratories where sterile Product release testing is performed
14.01	Have written procedures for sample management, testing, approval, disposition and the recording, storage, and archiving of laboratory data.	X

21.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.02	Have appropriate specifications, including microbiological testing as applicable, and test procedures for the applicable sterile Product.	X
14.03	Test Released Product in accordance with approved methods and WEST Specifications using calibrated equipment.	X
14.04	Have a program for qualification, calibration, and preventative maintenance of all analytical equipment.	X

22.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the parties hereto have caused their duly authorized officers to execute this Agreement.

West Pharmaceutical Services, Inc.Dynavax

By:  /s/ Françoise BotteBy:  /s/ Tas Heinrich

Name:  Françoise BotteName:  Tas Heinrich

Title:  Director Quality PPSTitle:  Vice President – Global Quality

Date:  January 8, 2015Date:  January 15, 2015

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Attachments:

Attachment - 1:List of the Contacts from both parties - West and Dynavax

Attachment - 2:Copy of current product specification

Attachment - 3:West's customer change notification policy

Attachment - 4:Drawing Article 2345

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Attachment — 1: List of the Contacts West and Dynavax

	West	Dynavax
	Quality Assurance	Quality Assurance
Name	XXXX	XXXX
Title	Site QA Manager	Sr. QA Manager
Phone	XXXX	XXXX
Email

Name		XXXX
Title		XXXX
Phone		XXXX
Email		XXXX

	Account Manger	Technical Operation
Name	XXXX	XXXX
Title
Phone
Email

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Attachment — 2: Copy of West Product Specification

[ * ] { Redacted content comprises approximately 5 pages.}

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Attachment — 3: West’s customer change notification policy

April 08, 2014

West Pharmaceutical Services, Inc.

Policy on Change Notification

Objectives

The objectives of the West change process is to assure that every change to West’s products is evaluated to determine its potential impact to material of composition, design, form, fit or function and therefore its potential impact on the safety, quality, identity or purity of the products supplied to its customers.

Policy

West recognizes that customers should be notified of important changes, in the products we supply in order to avoid potential risk to the customers’ products and, in turn, the patients they serve.  Therefore, West has established internal risk-based change-control procedures to manage and track all changes within the West manufacturing network and to notify the customer so that the customer can evaluate their impact in a timely fashion.  Changes are evaluated based on three established categories:

•

Major Change – A change that alters the product’s physical and/or chemical properties outside of established specifications or is likely to impact the performance or quality of the west product.  Examples of a Major Change are a change in manufacturing facility location or raw material.

•

Moderate Change – A change that may alter the product’s physical and/or chemical properties outside of established specifications or may impact the performance or quality of ;the West product.  Examples of a Moderate Change are a change in test method that is not compendial in nature or a change in manufacturing method or process.

•

Minor Change – A change that is unlikely to alter the product’s physical and/or chemical properties outside of established specifications or unlikely to impact the performance or quality of the West product.  Examples of a Minor change are a change to a more stringent product specification or a change in quality control laboratory location using the same methods.

Timing of Notification

West will provide written notice to customers as follows:

•	Major Changes – one year, whenever possible, but no less than 90 days, prior to the change.
•	Moderate Changes – at least 90 days prior to the change.
•	Minor Changes•– at the discretion of West.

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Reinhold Zimmermann

West Global Vice President of Quality

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Attachment — 4: Drawing 2345

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.